Stradley Ronon Stevens & Young, LLP
2005 Market Street
Suite 2600
Philadelphia, PA 19103
Telephone  215.564.8000
Fax  215.564.8120
www.stradley.com

December 19, 2022

Board of Trustees
Allianz Variable Insurance Products Fund of Funds Trust
5701 Golden Hills Drive
Minneapolis, MN 55416-1297

Re:	Registration Statement on Form N‑14

Ladies and Gentlemen:

We have acted as counsel to the Allianz Variable Insurance Products Fund of Funds Trust (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares to be issued by the Trust, in connection with the acquisition of substantially all of the assets and liabilities of each series identified as an Acquired Fund on Exhibit A hereto, by and in exchange solely for shares of beneficial interest, including fractional shares (calculated to the third decimal place), without par value, of each corresponding series identified as an Acquiring Fund on Exhibit A, each a series of the Trust (the “Reorganization”).

We have reviewed the Trust’s Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”) and By-Laws (“By-Laws”), resolutions adopted by the Trust’s Board of Trustees in connection with the Reorganization, the form of Agreement and Plan of Reorganization for the Reorganization, which was approved by the Trust’s Board of Trustees (the “Plan”), and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1.            The shares of each Acquiring Fund of the Trust will be issued in accordance with the Trust’s Declaration of Trust and By-Laws, the Plan and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares and the Reorganization.

2.            The shares of each Acquiring Fund will be issued against payment therefor as described in the Joint Information Statement/Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such shares.

Philadelphia, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL
A Pennsylvania Limited Liability Partnership

Board of Trustees
Allianz Variable Insurance Products Fund of Funds Trust
December 19, 2022

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, the shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ STRADLEY RONON STEVENS & YOUNG, LLP

Board of Trustees
Allianz Variable Insurance Products Fund of Funds Trust
December 19, 2022

EXHIBIT A

Acquired Fund	Acquiring Fund
AZL MVP FusionSM Balanced Fund ● Shares	AZL® MVP Balanced Index Strategy Fund ● Shares
AZL MVP FusionSM Conservative Fund ● Shares	AZL® MVP FIAM Multi-Strategy Fund ● Shares
AZL MVP FusionSM Moderate Fund ● Shares	AZL® MVP DFA Multi-Strategy Fund ● Shares